FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

PRINCETON FUND ADVISORS, LLC.

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of June 30, 2016, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and Princeton Fund Advisors, LLC, a Colorado Corporation (the "Adviser") located at 1125 17th Street, Suite 1400, Denver, CO 80202.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreement between Northern Lights Fund Trust, with respect to the Princeton Futures Strategy Fund, and the Adviser, dated as of February 23, 2011 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees subsequently approved a change to the annual advisory fee from 1.80% to 1.50%. The purpose of this First Amendment is to acknowledge and reflect this change.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The annual advisory fee has changed from 1.80% to 1.50%, effective as of the date first stated above.
2.	The parties acknowledge and agree that all other provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized and effective as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/Andrew Rogers

Name: Andrew Rogers

Title: President

PRINCETON FUND ADVISORS, LLC.

By: /s/Greg Anderson

Name: Greg Anderson

Title: Manager and Chief Investment Officer